Exhibit 24.2

Power of Attorney

KATHY ORDOÑEZ hereby appoints Michael Hunkapiller and Susan K. Barnes, and each of them individually, as her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for her and in her name, place and stead, in any and all capacities, including in particular, as a Director of Pacific Biosciences of California, Inc. (the “Company”) to sign any or all amendments to that certain registration statement filed with the Securities and Exchange Commission (the “SEC”) by the Company on November 5, 2014 and declared effective by the SEC on November 21, 2014 (File No. 333-199891), including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and otherwise, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

Date: June 12, 2017

By:	/s/ Kathy Ordoñez
Name:	Kathy Ordoñez
Title:	Director, Pacific Biosciences of California, Inc.